Exhibit 99.1
STERLING CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2006	2005	2004
	(Dollars in Thousands, Except Share Data)

Revenues	$667,544	$641,886	$655,353
Cost of goods sold	654,718	653,134	633,009

Gross profit (loss)	12,826	(11,248)	22,344
Selling, general and administrative expenses.	9,968	7,811	11,413
Impairment of long-lived assets	127,653	—	48,463
Gain on pension curtailment	—	—	(12,944)
Gain on sale of methanol plant	—	—	(2,396)
Other expense (income)	(15,724)	—	—
Interest and debt related expenses, net of interest income	10,079	10,090	10,427

Loss from continuing operations before income tax	(119,150)	(29,149)	(32,619)
Provision (benefit) for income taxes	(14,488)	(10,641)	7,262

Loss from continuing operations	(104,662)	(18,508)	(39,881)
Loss from discontinued operations, net of tax	(997)	(11,060)	(22,763)

Net loss	(105,659)	(29,568)	(62,644)
Preferred stock dividends	8,205	7,014	5,994

Net loss attributable to common stockholders.	$(113,864)	$(36,582)	$(68,638)

Loss per share of common stock, basic and diluted:
Loss from continuing operations	$(39.91)	$(9.03)	$(16.24)
Loss from discontinued operations	(0.35)	(3.91)	(8.06)

Net loss per share, basic and diluted	$(40.26)	$(12.94)	$(24.30)

Weighted average shares outstanding:
Basic and diluted	2,828,460	2,827,795	2,825,000

STERLING CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Dollars in Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,690	$42,197
Accounts receivable, net of allowance of $1,987 and $953, respectively	63,289	57,261
Inventories, net	62,078	39,094
Prepaid expenses and other current assets	3,215	4,888
Deferred tax asset	3,044	2,802
Assets of discontinued operations	20	1,791

Total current assets	152,336	148,033
Property, plant and equipment, net	83,833	230,018
Other assets, net	9,654	8,543
Total assets	$245,823	$386,594

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)
Current liabilities:
Accounts payable	$39,123	$43,912
Accrued liabilities	22,872	23,690
Current portion of long-term debt	—	—
Liabilities of discontinued operations	217	3,826

Total current liabilities	62,212	71,428
Long-term debt	100,579	100,579
Deferred income tax liability	—	8,196
Deferred credits and other liabilities	49,291	77,804
Redeemable preferred stock	56,507	48,302
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value	28	28
Additional paid-in capital	184,500	192,551
Accumulated deficit	(213,614)	(107,955)
Accumulated other comprehensive income (loss)	6,320	(4,339)

Total stockholders’ equity (deficiency in assets)	(22,766)	80,285

Total liabilities and stockholders’ equity (deficiency in assets)	$245,823	$386,594

STERLING CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005	2004
	(Dollars in Thousands)
Cash flows from operating activities:
Net loss	$(105,659)	$(29,568)	$(62,644)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	30,476	33,342	28,693
Interest amortization	400	400	398
Impairment of long-lived assets	127,653	—	70,498
Gain on pension curtailment	—	—	(12,944)
Lower-of-cost-or-market adjustment	—	2,738	16,407
Deferred tax benefit	(8,438)	(18,905)	(16,529)
Gain on disposal of property, plant and equipment	(4,917)	—	(2,396)
Other	154	156	1
Change in assets/liabilities:
Accounts receivable	(5,085)	54,850	(25,509)
Inventories	(22,608)	45,772	(42,804)
Prepaid expenses	1,673	(690)	2,232
Other assets	(2,105)	(1,003)	(3,650)
Accounts payable	(4,140)	(23,348)	2,427
Accrued liabilities	(3,758)	4,396	(1,879)
Other liabilities	(17,854)	(33)	286

Net cash provided by (used in) operating activities.	(14,208)	68,107	(47,413)

Cash flows from investing activities:
Capital expenditures	(11,547)	(9,460)	(14,771)
Insurance proceeds relating to property, plant and equipment	1,960	—	—
Cash used for dismantling	(669)	(667)	—
Net proceeds from the sale of fixed assets assets	2,957	—	4,017

Net cash used in investing activities	(7,299)	(10,127)	(10,754)

Net cash provided by (used in) financing activities — net borrowings (repayments) under the revolving credit facility	—	(17,684)	17,684

Net increase (decrease) in cash	(21,507)	40,296	(40,483)
Cash and cash equivalents beginning of period	42,197	1,901	42,384

Cash and cash equivalents end of year	$20,690	$42,197	$1,901

Supplement disclosures of cash flow information:
Interest paid, net of interest income received eived	$10,508	$10,726	$10,957
Cash paid for income taxes	60	59	50

Summary Historical Consolidated Financial Data
     The following table sets forth our summary historical consolidated financial data as of the dates and for the periods indicated. The historical consolidated statement of income data for each of the three fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and the historical consolidated balance sheet data as of December 31, 2006 are derived from, and are qualified in their entirety by, our historical consolidated financial statements included in Sterling’s Annual Report on Form 10-K for the year ended December 31, 2006. Historical results are not necessarily indicative of the results to be expected in the future.
     The following summary and financial data should be read together with “Business,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sterling’s consolidated financial statements and related notes appearing in its Annual Report on Form 10-K for the year ended December 31, 2006. In the following tables (including the footnotes thereto), dollars are in thousands, except as otherwise indicated.

	Fiscal Year Ended December 31,
	2004	2005	2006
	(dollars in thousands)
Statement of Operations Data:
Revenues	$655,353	$641,886	$667,544
Cost of goods sold	633,009	653,134	654,718

Gross profit (loss)	22,344	(11,248)	12,826
Selling, general and administrative expenses	11,413	7,811	9,968
Impairment of long-lived assets	48,463	—	127,653
Gain on pension curtailment	(12,944)	—	—
Gain on sale of methanol plant	(2,396)	—	—
Other expense	—	—	(15,724)
Interest and debt related expenses, net of interest income	10,427	10,090	10,079

Loss from continuing operations before income tax	$(32,619)	$(29,149)	$(119,150)
Provision (benefit) for income taxes	7,262	(10,641)	(14,488)

Loss from continuing operations	$(39,881)	$(18,508)	$(104,662)
Loss from discontinued operations, net of tax	(22,763)	(11,060)	(997)

Net loss	$(62,644)	$(29,568)	$(105,659)

Other Financial Data:
Adjusted EBITDA(1)	54,964	14,283	49,058

(1)	Adjusted EBITDA presented in this table is a measure of Sterling’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of Sterling’s liquidity. The following table reconciles Sterling’s Adjusted EBITDA to net income (loss):

	Reconciliation of Net Loss to Adjusted EBITDA
	Fiscal Year Ended December 31,
	2004		2005		2006
	(dollars in thousands)
Net loss	$(62,644)		$(29,568)		$(105,659)
Plus:
Interest expense, net	10,427		10,090		10,079
Impairment of goodwill(A)	48,463		—		—
Impairment of styrene long-lived assets(B)	—		—		127,653
Loss from discontinued operations, net of tax(C)	22,763		11,060		997
Depreciation and amortization	28,693		33,342		30,476
Income tax provision (benefit)	7,262		(10,641)		(14,488)

Adjusted EBITDA	$54,964	(D)	$14,283	(E)	$49,058	(E)

(A) During 2004, Sterling recorded an impairment charge to write-off its then existing goodwill. This assessment was performed because of negative industry and economic trends affecting both Sterling’s operations and expected future margins, primarily driven by high raw materials and energy prices.
(B) During 2006, Sterling took an impairment charge for the full net-book amount of its styrene long-lived assets as a result of recent industry forecasts, forecasted negative cash flow generated by its styrene business over the next few years and the uncertainty surrounding the ability of the North American styrene industry to successfully restructure.
(C) During 2005, Sterling permanently shut down its acrylonitrile and related production facilities and exited those businesses.
(D) During 2004, we changed our defined pension plans for our salaried employees, resulting in a curtailment gain of $12.9 million. Also during 2004, we recorded a $2.4 million gain related to the sale of our methanol plant.
(E) In September 2005, during a shut down of Sterling’s plant in anticipation of Hurricane Rita, the superheater in the south train of its styrene facility was significantly damaged by a fire, forcing a closure of the south train until repairs could be completed. In addition, the north train reactor of Sterling’s styrene facility sustained internal damage as a result of this incident and, although still capable of producing product, the reactor damage caused significant raw material yield and energy inefficiencies. The estimated negative impact for this event amounted to approximately $19.0 million during 2005 and $12.3 million during 2006. Sterling collected $15.0 million of insurance proceeds recorded as a gain in Other expense (income) in 2006.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
     In evaluating our business, Sterling uses Adjusted EBITDA as supplemental measures of its operating performance. Sterling defines Adjusted EBITDA as net loss plus (i) depreciation and amortization, (ii) interest expense, (iii) income tax provision, (iv) impairments and (v) discontinued operations that it does not consider reflective of its ongoing operations. Because Adjusted EBITDA facilitates comparisons of Sterling’s historical financial position and operating performance on a more consistent basis, Sterling uses this measure for business planning and analysis purposes and in evaluating acquisition opportunities. In addition, Sterling regularly evaluates its performance as compared to other companies in its industry that have different financing and capital structures and/or tax rates by using Adjusted EBITDA.
     Sterling believes that Adjusted EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. Sterling also believes that Adjusted EBITDA is a useful tool for measuring its ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA is also used as a metric for our employee bonus plans.
     Adjusted EBITDA is used as supplemental financial measurements in the evaluation of Sterling’s business and should not be considered as an alternative to cash flow from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements. Adjusted EBITDA is not defined under generally accepted accounting principles. Accordingly, you should not assume that the Adjusted EBITDA amount shown in this Current Report on Form 8-K is comparable to Adjusted EBITDA amounts disclosed by other companies.
     In evaluating Adjusted EBITDA, you should be aware that in the future Sterling may incur expenses similar to the adjustments described below, and that Adjusted EBITDA excludes expenses that Sterling may incur in the future on a recurring basis. Sterling’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by expenses that are unusual, non-routine or non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Sterling’s results as reported under GAAP. Some of these limitations are:
•	it does not reflect Sterling’s cash payments for capital expenditures;
•	it does not reflect changes in, or cash requirements for, Sterling’s working capital requirements;
•	it does not reflect Sterling’s significant interest expense, or the cash requirements necessary to service interest or principal payments on Sterling’s indebtedness;
•	it does not reflect tax expenses, and because the payment of taxes is a necessary part of Sterling’s operations, tax expense is a necessary element of Sterling’s costs and ability to operate;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect the cost or cash requirements for such replacements; and
•	other companies, including other companies in Sterling’s industry, may calculate this measure differently than Sterling does, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as a substitute for Sterling’s net income as reported under GAAP, or as a measure of discretionary cash available to Sterling to invest in the growth of its business or reduce its indebtedness. Sterling compensates for these limitations by relying on its GAAP results in addition to Adjusted EBITDA. For more information, see Sterling’s consolidated financial statements and the notes to those statements included in its Annual Report on Form 10-K for the year ended December 31, 2006.